Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-203664-04

PUBLIC SERVICE COMPANY OF COLORADO

(a Colorado corporation)

$250,000,000 2.90% FIRST MORTGAGE BONDS, SERIES NO. 28 DUE 2025

Issuer:	Public Service Company of Colorado (a Colorado corporation)

Issue Format:	SEC Registered

Expected Ratings*:	A1/A/A+ (Stable/Stable/Stable) (Moody’s/Standard & Poor’s/Fitch)

Security Type:	First Mortgage Bonds

Pricing Date:	May 5, 2015

Settlement Date:	May 12, 2015 (T+5)

Interest Payment Dates:	Each May 15 and November 15, commencing November 15, 2015

Principal Amount:	$250,000,000

Maturity Date:	May 15, 2025

Reference Benchmark:	2.000% due February 15, 2025

Benchmark Price:	98-11+

Benchmark Yield:	2.187%

Re-offer Spread:	+75 bps

Re-offer Yield:	2.937%

Coupon:	2.90%

Price to Public:	99.681%

Net Proceeds to Issuer:	$247,577,500 (before transaction expenses)

Make-Whole Call:	Prior to November 15, 2024 (the par call date), T+15 bps (calculated to the par call date)

Par Call:	On or after November 15, 2024 at par

CUSIP/ISIN:	744448 CL3 / US744448CL30

Minimum Denominations:	$1,000

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC RBC Capital Markets, LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC, toll free at 1-800-221-1037, RBC Capital Markets, LLC, toll-free at 1-866-375-6829, TD Securities (USA) LLC, toll-free at 1-800-263-5292, or U.S. Bancorp Investments, Inc., toll free at 1-877-558-2607.